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As filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-157794-01

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 9, 2009)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share	Maximum aggregate offering price	Amount of registration fee(1)

4.375% notes due 2021	$900,000,000	99.605%	$896,445,000	$63,916.53

(1)
Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 9, 2009)

$900,000,000

Simon Property Group, L.P.

4.375% Notes due 2021

        We are offering for sale $900,000,000 aggregate principal amount of a new series of notes which will bear interest at 4.375% per year. We will pay interest on the notes on March 1 and September 1 of each year, commencing March 1, 2011.

        Unless earlier redeemed, the notes will mature on March 1, 2021. We may redeem the notes prior to maturity in whole or in part at the redemption prices described in this prospectus supplement under "Description of Notes—Optional Redemption." If the notes are redeemed on or after December 1, 2020, the redemption price will not include the Make-Whole Amount (defined herein).

        The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

        You should read carefully this prospectus supplement and accompanying prospectus before you make a decision to invest in the notes.

        Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page S-4 of this prospectus supplement and on page 7 of our most recent Annual Report on Form 10-K.

	Public Offering Price(1)	Underwriting Discount	Proceeds before Expenses

Per note	99.605%	0.500%	99.105%

Total	$896,445,000	$4,500,000	$891,945,000

(1)
Plus accrued interest from August 16, 2010, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book-entry only form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about August 16, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Credit Suisse	Deutsche Bank Securities	J.P. Morgan

Co-Managers

BBVA Securities	Daiwa Capital Markets	Mitsubishi UFJ Securities
PNC Capital Markets LLC	SunTrust Robinson Humphrey	US Bancorp

The date of this prospectus supplement is August 9, 2010.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus required to be filed with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any such free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about the notes in two separate documents that offer varying levels of detail:

  •
  The accompanying prospectus, which provides general information, some of which may not apply to this offering; and

  •
  This prospectus supplement, which provides a summary of the terms of this offering.

        Generally, when we refer to "this prospectus," we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

SUMMARY

        The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents we refer to, or incorporate by reference, herein and therein. In this prospectus supplement, the "Operating Partnership" and the terms "we," "us" and "our" refer to Simon Property Group, L.P. and its subsidiaries, unless the context specifies or contemplates otherwise, and "Simon Property" refers specifically to Simon Property Group, Inc.

Simon Property Group, L.P.

        Simon Property Group, L.P. owns, develops and manages retail real estate properties, primarily regional malls, Premium Outlet® centers, The Mills® and community/lifestyle shopping centers. Our sole general partner, Simon Property, is a self-administered and self-managed real estate investment trust, or REIT, for United States federal income tax purposes.

        Our principal executive offices are located at 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. For more information, please see the section entitled "Who We Are" in this prospectus supplement.

The Offering

        The following is a brief summary of the principal terms of the notes. A more detailed description is contained in this prospectus supplement under the section "Description of Notes."

Issuer	Simon Property Group, L.P.
Notes Offered	$900,000,000 aggregate principal amount of 4.375% notes due 2021.
Maturity Date	Unless earlier redeemed, the notes will mature on March 1, 2021.
Optional Redemption
We may redeem some or all of the notes at any time and from time to time at the redemption prices described under "Description of Notes—Optional Redemption." If the notes are redeemed on or after December 1, 2020, the redemption price will not include the Make-Whole Amount (defined herein).
Interest Payment Dates	March 1 and September 1 of each year, beginning March 1, 2011.
Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. See "Description of Notes."
Assuming we had completed the offering of the notes on June 30, 2010, the notes would have been effectively subordinated to:
• $5.7 billion of total unaudited consolidated mortgage debt to the extent of the assets securing the same; and
• $528.6 million in total unaudited unsecured debt of our subsidiaries to the extent of their assets.

Use of Proceeds	We intend to use the net proceeds of this offering primarily to fund the cash purchase of certain series of our outstanding senior notes that are tendered pursuant to our offer to purchase such notes, which commenced on August 9, 2010, and for general business purposes. See "Use of Proceeds."
Covenants
The indenture contains various covenants applicable to the notes, including covenants with respect to limitations on the incurrence of debt. These covenants are subject to a number of important qualifications and exceptions. Covenants that apply to prior issuances of debt securities under the indenture will also apply to these notes as long as any of those prior debt securities remain outstanding. See "Description of Notes—Covenants" and Exhibit A.
Minimum Denominations	The notes will be issued and may be transferred only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.
Form	Book-entry only through the facilities of The Depository Trust Company, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.
Risk Factors
See "Risk Factors" and the other information included in or incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to purchase the notes.
Governing Law	New York.

RISK FACTORS

        Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus and in our most recent annual report which is incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you.

The notes are effectively subordinated to all our existing and future secured debt and the debt and any preferred equity of our subsidiaries.

        The notes are not secured by any of our assets and therefore are effectively subordinated to all our existing and future secured debt. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the notes.

        Because we operate a significant portion of our business through subsidiaries, we derive revenues from, and hold assets through, those subsidiaries. In general, these subsidiaries are separate and distinct legal entities. These subsidiaries will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, and any preferred equity holders of that subsidiary, in each case to the extent that we are not recognized as a creditor of such subsidiary. In addition, even where we are recognized as a creditor of a subsidiary, our rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

        At June 30, 2010, the total unaudited consolidated mortgage debt on our properties was approximately $5.7 billion and our subsidiaries had approximately $528.6 million in total unaudited unsecured debt.

The notes restrict, but do not eliminate, the ability to incur additional debt or take other action that could negatively impact holders of the notes.

        Subject to specified limitations in the indenture and as described under "Description of Notes—Covenants—Limitation on Debt," "Description of Notes—Covenants—Merger, Consolidation or Sale" and "Description of Notes—Covenants and Other Terms from Prior Issues," the indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would give holders of the notes protection in the event of: a highly leveraged or similar transaction involving us or any of our affiliates; a change of control; or a reorganization, restructuring, merger or similar transaction involving us or any of our affiliates that may adversely affect the holders of the notes. Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its qualification as a REIT, however, may prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control.

There is no current public market for the notes.

        The notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. We cannot guarantee:

  •
  any trading market for the notes will develop or be maintained;

  •
  the liquidity of any trading market that may develop for the notes;

  •
  your ability to sell your notes when desired or at all; or

  •
  the price at which you would be able to sell your notes.

        Liquidity of any trading market for, and future trading prices of, the notes will depend on many factors, including:

  •
  prevailing interest rates;

  •
  our operating results and cash flows;

  •
  credit rating or outlook changes; and

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  the market for similar securities.

WHO WE ARE

        We own, develop and manage retail real estate properties, primarily regional malls, Premium Outlet® centers, The Mills® and community/lifestyle shopping centers. We are a majority-owned subsidiary of Simon Property, which has elected to be treated as a REIT for United States federal income tax purposes.

        The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our 1996 merger with DeBartolo Realty Corporation, our 1998 combination with Corporate Property Investors, Inc., our 2004 acquisition of Chelsea Property Group, Inc. and our 2007 acquisition of a 50% interest in the joint venture that acquired The Mills Corporation, or "Mills."

        As of June 30, 2010, we owned or held an interest in 318 income-producing properties in the United States, which consisted of 161 regional malls, 42 Premium Outlets, 66 community/lifestyle centers, 36 properties acquired in the 2007 acquisition of The Mills Corporation and 13 other shopping centers or outlet centers in 41 states and Puerto Rico. Of the 36 properties acquired in the Mills portfolio, 16 of these properties are The Mills, 16 are regional malls, and four are community centers. Internationally, as of June 30, 2010, we had ownership interests in 52 European shopping centers (France, Italy and Poland), eight Premium Outlets in Japan, one Premium Outlet in Mexico, and one Premium Outlet in South Korea. We have entered into a definitive agreement to acquire a portfolio of 21 outlet shopping centers. We acquired one of these properties on May 13, 2010. The Federal Trade Commission, or FTC, is currently reviewing the transaction and we are cooperating with that review. Although we expect to acquire the remaining properties later in the year, we cannot predict the outcome of the FTC review or when it will be completed.

        We were formed on November 18, 1993 as a Delaware limited partnership. Simon Property is our sole general partner. Our principal executive offices are located at 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our Internet address is www.simon.com. The information in our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

        If you want to find more information about us and Simon Property, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in the accompanying prospectus.

RECENT DEVELOPMENTS

        On August 9, 2010, we commenced an offer to purchase for cash certain series of our outstanding senior notes. The aggregate principal amount of the notes subject to the offer is $2.3 billion. The offer is expected to expire at 5:00 p.m., New York City time, on August 16, 2010, unless extended or earlier terminated. The amount we pay to tendering note holders in excess of the principal amount of, and accrued interest on, the notes tendered will be recorded as an expense in the third quarter of 2010.

        On July 15, 2010, we and our joint venture partner in Simon Ivanhoe S.à.r.l., or "Simon Ivanhoe," sold our collective interests in the joint venture, which owned seven shopping centers located in France and Poland, to Unibail-Rodamco. The joint venture partners received net consideration of €422.5 million for their interests after the repayment of all joint venture debt, subject to certain post-closing adjustments. Our share of the gain on sale of our interests in Simon Ivanhoe is approximately $280 million. A portion of the proceeds were used to repay the €167.4 million (approximately $215 million) principal balance on the Euro tranche of our unsecured credit facility.

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of the notes, after deducting the underwriting discount and expenses payable by us, of approximately $891,695,000. We intend to use the net proceeds from this offering primarily to fund the cash purchase of certain series of our outstanding senior notes having an aggregate principal amount of $2.3 billion that are tendered pursuant to our offer to purchase any and all such notes, which commenced on August 9, 2010, and for general business purposes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical unaudited ratios of earnings to fixed charges for the periods indicated:

Six Months Ended June 30,		Year ended December 31,
2010	2009	2009	2008	2007	2006	2005
1.24x	1.21x	1.30x	1.46x	1.53x	1.73x	1.56x

        For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations including income from noncontrolling interests and our share of pre-tax (loss) income from 50%, or greater than 50%, owned unconsolidated affiliates which have fixed charges, and our share of distributed operating income from less than 50% owned unconsolidated affiliates instead of our share of income from the less than 50% owned unconsolidated affiliates. There are generally no restrictions on our ability to receive distributions from our unconsolidated joint ventures where no preference in favor of the other owners of the joint venture exists. "Fixed charges" consist of interest costs, whether expensed or capitalized, the interest component of rental expenses, losses on extinguishment of debt and amortization of debt issuance costs.

DESCRIPTION OF NOTES

        The notes are a new series of debt securities to be issued under an indenture dated as of November 26, 1996, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as Trustee, and to be supplemented as of August 16, 2010 (the "Indenture"). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized selected terms and provisions of the Indenture and the Trust Indenture Act below. The following summary of specified provisions of the Indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below, and the notes. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. Copies of the Indenture are available from us upon request.

        The notes initially will be limited to an aggregate principal amount of $900,000,000. See "—Further Issuances" below.

        The notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to the claims of mortgage lenders holding secured indebtedness, as to the specific property securing each lender's mortgage, and to claims of creditors and future holders of preferred equity, if any, of our subsidiaries to the extent of the assets of those subsidiaries. As of June 30, 2010 the total unaudited consolidated mortgage debt on our properties was approximately $5.7 billion and our subsidiaries had approximately $528.6 million in total unaudited unsecured debt. Subject to specified limitations in the Indenture and as described below under "—Covenants," the Indenture permits us and our subsidiaries to incur additional secured and unsecured indebtedness and to issue preferred equity. None of our partners has any obligation to pay any amounts due on the notes.

        The entire principal amount of the notes will mature and become payable, together with accrued and unpaid interest, on March 1, 2021 (the "Maturity Date") unless redeemed earlier as described below under "—Optional Redemption." The notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Except as described below under "—Covenants—Limitation on Debt," "—Covenants—Merger, Consolidation or Sale" and "—Covenants and Other Terms from Prior Issues," the Indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would give holders of the notes protection in the event of:

  •
  a highly leveraged or similar transaction involving us or any of our affiliates;

  •
  a change of control; or

  •
  a reorganization, restructuring, merger or similar transaction involving us or any of our affiliates that may adversely affect the holders of the notes.

        Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its qualification as a REIT, however, may prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control.

Principal and Interest

        The notes will bear interest at 4.375% per year from August 16, 2010 or from the immediately preceding interest payment date to which interest has been paid. Interest on the notes is payable semiannually in arrears on March 1 and September 1, commencing March 1, 2011 (each, an "Interest Payment Date"). Interest on an Interest Payment Date will be paid to the persons or "holders" in whose names the notes are registered on the security register at the close of business on the regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

        The principal of each note payable at maturity or earlier redemption will be paid against presentation and surrender of the note at the corporate trust office of the Trustee, located initially at The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, in the coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

        If any Interest Payment Date, the Maturity Date or any earlier date of redemption falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, the Maturity Date or that date of redemption, as the case may be. For purposes of the notes, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Further Issuances

        We may, from time to time, without the consent of or notice to existing note holders, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and, to the extent applicable, the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series of debt securities with the related previously outstanding notes; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a "qualified reopening" within the meaning of the Internal Revenue Code and the Treasury regulations promulgated thereunder.

Optional Redemption

        We may redeem the notes at our option at any time, in whole or from time to time in part, at a redemption price (the "Redemption Price") equal to the sum of:

  •
  the principal amount of the notes being redeemed plus accrued interest on such notes to the redemption date; and

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  the Make-Whole Amount, as defined below, if any, with respect to such notes.

        If the notes are redeemed on or after December 1, 2020, the Redemption Price will not include the Make-Whole Amount.

        Notwithstanding the foregoing, installments of interest on notes that are due and payable on an Interest Payment Date falling on or prior to a redemption date will be payable on such Interest Payment Date to the holders thereof as of the close of business on the relevant record date.

        If we have given notice of redemption as provided in the Indenture and have made funds available on the redemption date referred to in the notice for the redemption, the notes called for redemption will cease to bear interest on the redemption date and the holders of those notes from and after the redemption date will be entitled to receive only the payment of the Redemption Price upon surrender of the notes in accordance with the notice.

        We will give notice of any optional redemption of the notes to holders of those notes, at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the redemption date. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by the holder to be redeemed.

        If we choose to redeem less than all of the notes, we will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes to be redeemed and their redemption date. The Trustee will select, in the manner it deems fair and appropriate, no less than 60 days prior to the redemption date, the notes to be redeemed in whole or in part.

        As used in this prospectus supplement:

        "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of the notes, the excess, if any, of:

  •
  the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed and the amount of interest, excluding interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made (determined by discounting, on a semiannual basis, the principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of the redemption or accelerated payment is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment), over

  •
  the aggregate principal amount of the notes being redeemed.

        "Reinvestment Rate" means the yield on treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption or accelerated payment, and rounded to the nearest month) to stated maturity of the principal of the notes being redeemed (the "Treasury Yield"), plus 0.25%. For purposes of calculating the Reinvestment Rate, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading "Week Ending" for "U.S. Government Securities—Treasury Constant Maturities" with a maturity equal to the remaining life of the notes. However, if no published maturity exactly corresponds to such remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as we reasonably determine.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any required determination under the Indenture, then another reasonably comparable index which we will designate.

No Guarantee by Predecessor Operating Partnership

        The Indenture indicates that a predecessor operating partnership subsidiary of Simon Property that had the same name as us would guarantee the payment of any securities issued under the Indenture. Effective December 31, 1997, this predecessor operating partnership was merged into us. As a result, we acquired all of the assets and partnership interests it previously owned and its obligations as guarantor under the Indenture were terminated.

Covenants and Other Terms From Prior Issues

        The Indenture contains various covenants, provisions for modification and events of default that are contained in the base indenture and supplemental indentures dated prior to June 7, 2005 (the "prior supplemental indentures") as they may be modified or amended hereafter. These provisions include debt limitations that apply on an incurrence basis as opposed to the debt limitations described in the next section of this prospectus supplement. The covenants and other provisions of the prior supplemental indentures are described in Exhibit A and will apply to the notes for as long as any debt securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

        In addition to the covenants from certain prior issues of debt securities that will apply to the notes as long as such prior issues are outstanding, the following covenants and related definitions will apply to the notes:

        Limitation on Debt.    As of each Reporting Date, our Debt will not exceed 65% of Total Assets.

        Limitation on Secured Debt.    As of each Reporting Date, our Secured Debt will not exceed 50% of our Total Assets.

        Fixed Charge Coverage Ratio.    For the four consecutive quarters ending on each Reporting Date, our ratio of Annualized EBITDA (as defined below) to Annualized Interest Expense (as defined below) will be at least 1.50 to 1.00.

        Maintenance of Total Unencumbered Assets.    As of each Reporting Date, our Unencumbered Assets will not be less than 125% of our outstanding Unsecured Debt.

        Merger, Consolidation or Sale.    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

  •
  either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, premium, if any, and any interest on all of the Securities (as defined under the Indenture) and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

  •
  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary (as defined below) as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

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  an officer's certificate and legal opinion covering these conditions is delivered to the Trustee.

        Existence.    Except as described under "—Merger, Consolidation or Sale," above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the notes.

        Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

        Insurance.    We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property's then full insurable value (subject to reasonable deductibles determined by us).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

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  all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary's income, profits or property; and

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  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the "Financial Information") on or prior to the respective dates (the "Required Filing Dates") by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

  •
  transmit copies of the Financial Information by mail to all holders of Securities (as their names and addresses appear in the security register) without cost to the holders, and

  •
  file copies of the Financial Information with the Trustee.

        If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request.

        Definitions.    As used in this "Description of Notes", the following defined terms have the meanings indicated:

        "Annualized EBITDA" means, for the four consecutive quarters ending on each Reporting Date, the Operating Partnership's Pro Rata Share of earnings before interest, taxes, depreciation and amortization ("EBITDA"), with other adjustments as are necessary to exclude the effect of all realized or unrealized gains and losses related to hedging obligations, items classified as extraordinary items and impairment charges in accordance with generally accepted accounting principles, adjusted to reflect the assumption that (i) any EBITDA related to any assets acquired or placed in service since the first day of such four-quarter period had been earned, on an annualized basis, from the beginning of such period, and (ii) any assets disposed of during such four-quarter period had been disposed of as of the first day of such period and no EBITDA related to such assets had been earned during such period.

        "Annualized Interest Expense" means, for the four consecutive quarters ending on each Reporting Date, the Operating Partnership's Pro Rata Share of interest expense, with other adjustments as are necessary to exclude the effect of items classified as extraordinary items, in accordance with generally accepted accounting principles, reduced by amortization of debt issuance costs and adjusted to reflect the assumption that (i) any interest expense related to indebtedness incurred since the first day of such four-quarter period is computed as if such indebtedness had been incurred as of the beginning of such period, and (ii) any interest expense related to indebtedness that was repaid or retired since the first day of such four-quarter period is computed as if such indebtedness had been repaid or retired as of the beginning of such period (except that, in making such computation, the amount of interest expense related to indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such indebtedness during such four-quarter period).

        "Capitalization Rate" means 7.00%.

        "Capitalized Value" means, as of any date, Annualized EBITDA divided by the Capitalization Rate.

        "Debt" means the Operating Partnership's Pro Rata Share of the aggregate principal amount of indebtedness in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with generally accepted accounting principles, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with generally accepted accounting principles, (iii) reimbursement obligations in connection with any letters of credit actually issued and called, (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected in the Operating Partnership's balance sheet as a capitalized lease, in accordance with generally accepted accounting principles; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than the Operating Partnership or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another Person, the Operating Partnership's or Subsidiary's allocable portion of such obligation based on its ownership interest in the related real estate assets); and provided, further, that Debt excludes Intercompany Debt.

        "Intercompany Debt" means Debt to which the only parties are the Operating Partnership, Simon Property and any of our and Simon Property's Subsidiaries or affiliates, but only so long as that Debt is held solely by any of the Operating Partnership, Simon Property and any Subsidiary or affiliate and, provided that, in the case of Debt owed by the Operating Partnership to any Subsidiary or affiliate, the Debt is subordinated in right of payment to the holders of the notes.

        "Pro Rata Share" means any applicable figure or measure of the Operating Partnership and its Subsidiaries on a consolidated basis, less any portion attributable to minority interests, plus the Operating Partnership's or its Subsidiaries' allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures.

        "Reporting Date" means March 31, June 30, September 30 and December 31 of each year.

        "Secured Debt" means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

        "Stabilized Asset" means (i) with respect to an acquisition of an asset, such asset becomes stabilized when the Operating Partnership or its Subsidiaries or an unconsolidated joint venture in which the Operating Partnership or any Subsidiary has an interest has owned the asset as of at least six Reporting Dates, and (ii) with respect to a new construction or development asset, such asset becomes stabilized four Reporting Dates after the earlier of (a) six (6) Reporting Dates after substantial completion of construction or development or (b) the first Reporting Date on which the asset is at least 90% leased.

        "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership and, for the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        "Total Assets" means, as of any Reporting Date, the sum of (i) for Stabilized Assets, Capitalized Value; (ii) for all other assets of the Operating Partnership and its Subsidiaries, the Operating Partnership's Pro Rata Share of undepreciated book value as determined in accordance with generally accepted accounting principles; and (iii) the Operating Partnership's Pro Rata Share of cash and cash equivalents.

        "Unencumbered Annualized EBITDA" means Annualized EBITDA less any portion thereof attributable to assets serving as collateral for Secured Debt.

        "Unencumbered Assets" as of any Reporting Date means our Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA and the denominator of which is Annualized EBITDA.

        "Unsecured Debt" means Debt which is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind.

        Compliance with the covenants described in this prospectus supplement and with respect to the notes generally may not be waived by us, or by the Trustee, unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver.

Modification of the Indenture

        Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all Outstanding Securities (as defined in the Indenture) affected by the modification or amendment (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Security affected thereby:

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  change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, on, or any installment of interest on, any Security;

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  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption or acceleration of the Security or reduce the amount of principal of an Original Issue Discount Security (as defined in the Indenture) that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any Security;

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  change the place of payment or the coin or currency for payment of principal or premium, if any, or interest on any Security;

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  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Security;

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  reduce the above-stated percentage in principal amount of Outstanding Securities, the consent of whose holders is necessary to modify or amend the Indenture, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

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  modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the holder of each affected Outstanding Security.

        Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holder of Outstanding Securities for any of the following purposes:

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  to evidence the succession of another person to us as obligor under the Indenture;

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  to add to our covenants for the benefit of the holders of any series of Securities or to surrender any right or power conferred upon us in the Indenture;

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  to add Events of Default for the benefit of the holders of any series of Securities;

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  to add or change any provisions of the Indenture to facilitate the issuance of or to liberalize certain terms of Securities in bearer form, or to permit or facilitate the issuance of Securities in uncertificated form, provided that the action shall not adversely affect the interests of the holders of Securities of any series in any material respect;

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  to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the Outstanding Securities are not entitled to the benefit of that provision;

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  to secure the Securities;

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  to establish the form or terms of the Securities of any series;

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  to provide for the acceptance of appointment under the Indenture by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;

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  to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of holders of Securities of any series in any material respect; or

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  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of Securities, provided that the action will not adversely affect the interests of the holders of the Securities of any series in any material respect.

        The Indenture provides that in determining whether the holders of the requisite principal amount of a series of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of those Securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (2) the principal amount of a note denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for that note, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such note of the amount determined as provided in (1) above) of that note, (3) the principal amount of an Indexed Security (as defined in the Indenture) that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (4) Securities owned by the Operating Partnership or any other obligor upon the Securities or any Subsidiary or affiliate of the Operating Partnership or of such other obligor shall be disregarded.

        The Indenture contains provisions of convening meetings of the holders of Securities of a series issuable, in whole or in part, as bearer securities. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of the Outstanding Securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of holders of Securities of any series duly held in accordance with the Indenture will be binding on all holders of Securities of that series whether or not present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of not less than a specified percentage in principal amount of the Outstanding Securities of a series, then with respect to such action (and only such action) the persons holding or representing such specified percentage in principal amount of the Outstanding Securities of such series will constitute a quorum.

        Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Securities affected thereby, or the holders of that series and any other series:

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  there will be no minimum quorum requirement for the meeting; and

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  the principal amount of the Outstanding Securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Events of Default, Notice and Waiver

        The term "Event of Default," when used in this prospectus supplement with respect to the notes, means any one of the following events:

          (1)   default in the payment of any interest on the notes when the interest becomes due and payable, and continuance of the default for a period of 30 days;

          (2)   default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any note when it becomes due and payable at the Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

          (3)   default in the performance or breach of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of another series of Securities issued under the Indenture) and continuance of the default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

          (4)   a default in the payment of an aggregate principal amount exceeding $50 million of any of our recourse indebtedness (however evidenced) or any recourse indebtedness of any Subsidiary which we have guaranteed or for which we are responsible or liable after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 30 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture; or

          (5)   specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties.

        If an Event of Default under the Indenture with respect to the outstanding notes occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding notes may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the notes to be due and payable immediately by written notice thereof to us and to the Trustee, if given by the holders; provided, that in the case of an Event of Default as described in (5) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes may, by written notice to us and the Trustee, rescind and annul the declaration and its consequences if:

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  we have deposited with the Trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes, plus specified fees, expenses, disbursement and advances of the Trustee; and

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  all Events of Default with respect to the notes, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the notes which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

        The holders of a majority in principal amount of the notes may waive any past default with respect to the notes and its consequences, except a default:

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  in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest payable on any note; or

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  in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each note.

        The Trustee will be required to give notice to the holders of the notes within 90 days of the occurrence of a default with respect to the notes under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the notes of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the holders; and provided further that in the case of an Event of Default as described in (3) above, the Trustee will not give notice to the holders until at least 90 days after the occurrence thereof.

        The Indenture provides that no holder of notes may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of notes from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes on the respective due date thereof.

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of notes then outstanding under the Indenture, unless such holders have offered to the Trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of notes not joining therein and the Trustee may take any other action it deems proper not inconsistent with the direction given.

        Within 120 days after the close of each fiscal year, we will be required to deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

        For additional events of default and notice provisions that apply to the notes as long as there are outstanding debt securities issued under the prior supplemental indentures, see Exhibit A.

Discharge, Defeasance and Covenant Defeasance

        We are permitted under the Indenture to discharge specific obligations to the holders of the notes that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such notes in respect of principal, and premium, if any, and interest to the date of the deposit, if the notes have become due and payable, or to the Maturity Date or redemption date, as the case may be.

        The Indenture also provides that we may elect either:

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  to defease and be discharged from any and all obligations with respect to the notes other than the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust ("defeasance"); or

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  to be released from our obligations with respect to the notes and any other covenant, and any omission to comply with these obligations shall not constitute an Event of Default with respect to such notes ("covenant defeasance");

in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in U.S. dollars at stated maturity, or Government Obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium, if any, and interest on such notes on the scheduled due dates therefor.

        A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

        "Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

          (2)   obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt; provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

        If we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (3) under "Events of Default, Notice and Waiver" with respect to Sections 1006 to 1010, inclusive, of the Indenture, which sections would no longer be applicable to the notes as a result of the covenant defeasance, the amount in U.S. dollars, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

Governing Law

        The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the notes will be as well.

Delivery and Form

        The notes will be represented initially by one or more permanent notes in registered, global form without interest coupons (the "global notes"). These global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (the "depositary") in New York, New York, and registered in the name of the depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the depositary, a nominee of the depositary or to a successor of the depositary or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. The Trustee will act as registrar.

Book-Entry Procedures

        DTC.    The depositary has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of the depositary only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the depositary are recorded on the records of the participants and indirect participants.

        The depositary also has advised us that pursuant to procedures established by it:

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  upon deposit of the global notes, the depositary will credit the accounts of participants designated by the underwriters with portions of the principal amount of global notes; and

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  ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the depositary with respect to participants or by participants and the indirect participants with respect to other owners of beneficial interest in the global notes.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Payments in respect of the principal of and premium and interest on a global note registered in the name of the depositary or its nominee will be payable by the paying agent to the depositary or its nominee in its capacity as the registered holder of a global note under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever.

        Consequently, neither we, the Trustee nor any agent of us or the Trustee have or will have any responsibility or liability for:

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  any aspect of the depositary's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the depositary's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

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  any other matter relating to the actions and practices of the depositary or any of its participants or indirect participants.

        The depositary has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of the depositary. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of the depositary, the Trustee or us. Neither we nor the Trustee will be liable for any delay by the depositary or its participants in identifying the beneficial owners of the notes, and we and the Trustee may rely conclusively on and will be protected in relying on instructions from the depositary or its nominee as the registered owner of the global notes for all purposes.

        Interests in the global notes will trade in the depositary's same-day funds settlement system, and secondary market trading activity in such interest will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the depositary and its participants. Transfers between participants in the depositary will be effective in accordance with the depositary's procedures and will be settled in same-day funds.

        The depositary has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given direction.

        Clearstream.    Clearstream Banking, société anonyme ("Clearstream") is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the depository for Clearstream.

        Euroclear.    Euroclear Bank S.A./N.V. ("Euroclear") was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear operates its system under contract with Euroclear plc, a U.K. corporation. All operations are conducted by Euroclear, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Euroclear is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission.

        Links have been established among the depositary, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

        Although the depositary, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

        Clearstream and Euroclear will record the ownership interests of their participants in much the same way as the depositary, and the depositary will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in the depositary. When notes are to be transferred from the account of a depositary participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day (European time).

        Because settlement is taking place during New York business hours, depositary participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the depositary seller on the settlement date. As a result, to the depositary participant, a cross-market transaction will settle no differently than a trade between two depositary participants.

        When a Clearstream or Euroclear participant wishes to transfer notes to a depositary participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant's account will instead be valued as of the actual settlement date.

        You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

        The information in this section concerning the depositary, Clearstream and Euroclear and its book-entry systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof. None of us, the underwriters or the Trustee will have any responsibility for the performance by the depositary, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

        A global note is exchangeable for definitive notes in registered certificated form:

  •
  if the depositary:

  •
  notifies us that it is unwilling or unable to continue as depositary for the global note and we thereupon fail to appoint a successor depositary within 90 days after this notice; or

  •
  has ceased to be a clearing agency registered under the Exchange Act;

  •
  upon the occurrence and continuance of an Event of Default under the Indenture; or

  •
  if we, at our option and subject to the procedures of the depositary, notify the Trustee in writing that we elect to cause issuance of the notes in certificated form.

        In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon at least 30 days' prior written notice given to the Trustee by or on behalf of the depositary in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is based on the opinion of Baker & Daniels LLP, our tax counsel, as to the material United States federal income tax consequences expected to result from the purchase at the issue price (the first price at which a substantial amount of notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), ownership and disposition of notes by holders acquiring notes at original issue for cash.

        This discussion is based on:

  •
  the Internal Revenue Code of 1986, as amended (the "Code");

  •
  current, temporary and proposed Treasury regulations promulgated under the Code;

  •
  the legislative history of the Code;

  •
  current administrative interpretations and practices of the Internal Revenue Service ("IRS"); and

  •
  court decisions,

all as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS concerning the notes.

        The tax treatment of a holder of notes may vary depending upon a holder's particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, persons who mark-to-market the notes, tax-exempt organizations, regulated investment companies, real estate investment trusts, persons tendering notes pursuant to the offer to purchase dated August 9, 2010, U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar, expatriates and persons holding notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. This discussion is limited to holders who will hold the notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

        YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

        As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, including for this purpose an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust, if both (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts that are beneficial holders of notes and in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term

"Non-U.S. Holder" means a beneficial owner (other than a partnership) of notes that is not a U.S. Holder.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend on the status of the partner and activities of the partnership. A holder that is a partnership and partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

        Interest.    Stated interest on a note will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder's regular method of tax accounting.

        Sale, Retirement, Redemption or Other Taxable Disposition.    In general, a U.S. Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of that note in an amount equal to the difference between (1) the amount of cash (including any Make-Whole Amount in the event of a redemption requiring its payment) and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest, which generally will be taxable to a holder as ordinary income) and (2) the U.S. Holder's adjusted tax basis in that note. A U.S. Holder's tax basis in a note generally will be equal to the price paid for that note. The portion of any proceeds that is attributable to accrued and unpaid interest will not be taken into account in computing the U.S. Holder's capital gain or loss, but will instead be treated as interest income, as described under "—Interest" above. Net capital gain (i.e. generally, capital gain in excess of capital loss) recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than 12 months will, for taxable years ending after December 31, 2010, be subject to United States federal income tax at a rate not to exceed 20%, and net capital gain from the sale of an asset held for 12 months or less will be subject to United States federal income tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to United States federal income tax at the ordinary income tax rates applicable to corporations. The ability to deduct capital losses is subject to limitations under the Code.

        Additional Tax on Investment Income.    Certain investment income (including interest and capital gains) received on or after January 1, 2013 by individuals with adjusted gross income of more than $200,000 ($250,000 for individuals who file joint returns) will be subject to an additional tax of 3.8%.

Non-U.S. Holders

        A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on payments of interest on a note, unless that Non-U.S. Holder owns, directly or indirectly, 10% or more of the capital or profits interest in us, is a controlled foreign corporation related to us or is a bank receiving interest described in Section 881(c)(3)(A) of the Code, provided that such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. To qualify for the exemption from taxation, the last United States payor, as defined in the Treasury regulations (or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent"), must have received, before payment, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8BEN or a substantially similar form. A Form W-8BEN is effective for the year of signature plus the following three calendar years; however, the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will generally remain effective until a change in circumstances makes any information on such form inaccurate. If a note is held through a securities clearing organization or certain other financial institution, the beneficial owner must provide to such organization or institution an IRS Form W-8BEN and the organization or institution must provide a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN to the Withholding Agent.

        A Non-U.S. Holder that does not qualify for exemption from withholding as described in the preceding paragraph generally will be subject to withholding of United States federal income tax at a tax rate of 30% (or lower applicable treaty rate) on payments of interest on the notes.

        In addition, a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax on any amount which constitutes gain upon the sale, retirement, redemption or other taxable disposition of a note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and (ii) in the case of an individual Non-U.S. Holder, such holder is not present in the United States for 183 days or more in the taxable year. Certain other exceptions may be applicable and a Non-U.S. Holder should consult its tax advisor in this regard.

        To the extent that gain or interest income with respect to a note is not exempt from the United States federal income or withholding tax, a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty.

        Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) will not be subject to the United States federal withholding tax if such Non-U.S. Holder provides an IRS Form W-8ECI to us. Instead, such Non-U.S. Holder will generally be subject to tax on such gain and interest income at regular income tax rates in the manner similar to the taxation of U.S. Holders. In addition, a corporate Non-U.S. Holder will be subject to a branch profits tax equal to 30% of its "dividend equivalent amount" generally representing the amount after paying the tax on such gain or interest income discussed in the preceding sentence, although a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty.

        A note will not be includable in the estate of a Non-U.S. Holder unless interest on the note is not exempt from United States federal income or withholding tax under the rules set forth above (other than by reason of an exemption under an applicable tax treaty) or, at the time of such individual's death, payments in respect of the note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

        Backup withholding of United States federal income tax may apply to payments made in respect of a note to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) on an IRS Form W-8BEN, in the case of a Non-U.S. Holder, or an IRS Form W-9, in the case of a U.S. Holder. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for Non-U.S. Holders. As discussed above, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will generally not be subject to backup withholding if the Non-U.S. Holder provides us with an IRS Form W-8ECI.

        In addition, upon the sale of a note to (or through) a broker, the broker may be required to withhold an appropriate percentage of the entire purchase price, unless the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder (and certain other conditions are met). Such a sale may also be reported by the broker to the IRS (which report, after 2010, must, in certain circumstances, include the adjusted basis of the note), unless the seller certifies its Non-U.S. Holder status (and certain conditions are met). Certification of the registered owner's Non-U.S. Holder status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax liability provided the required information is furnished to the IRS in a timely manner.

STATE AND LOCAL TAX CONSIDERATIONS

        In addition to the United States federal income tax consequences described in "Material United States Federal Income Tax Considerations," you should consider the state and local income tax consequences of the acquisition, ownership and disposition of the notes. State and local income tax law may differ substantially from corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. You should consult your tax advisor with respect to the various state and local tax consequences of an investment in the notes.

UNDERWRITING

        Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers of this offering and as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$184,500,000
Credit Suisse Securities (USA) LLC	184,500,000
Deutsche Bank Securities Inc.	184,500,000
J.P. Morgan Securities Inc.	184,500,000
BBVA Securities Inc.	27,000,000
Daiwa Capital Markets America Inc.	27,000,000
Mitsubishi UFJ Securities (USA), Inc.	27,000,000
PNC Capital Markets LLC	27,000,000
SunTrust Robinson Humphrey, Inc.	27,000,000
U.S. Bancorp Investments, Inc.	27,000,000

Total	$900,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the public offering price less a concession not to exceed 0.25% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discount that we have agreed to provide to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Per Note
Underwriting discount	0.50%

        In connection with this offering, the joint book-running managers, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of the notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes in the open market after the distribution of the notes has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering of the notes is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $250,000.

        The underwriters have performed investment banking and advisory services for which they have received customary fees and expenses, and affiliates of the underwriters have performed commercial lending services, for us and our affiliates from time to time. Affiliates of the underwriters are lenders under various financial arrangements extended to us or our affiliates, including our $3.85 billion unsecured credit facility (which matures on March 31, 2013) and our $735.0 million secured term loan maturing on March 5, 2012. Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC are acting as dealer managers for our offer to purchase certain series of our outstanding senior notes, which commenced on August 9, 2010. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

        Daiwa Capital Markets America Inc. ("DCMA") has entered into an agreement with SMBC Securities, Inc. ("SMBCSI") pursuant to which SMBCSI provides certain advisory and/or other services to DCMA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DCMA, DCMA will pay to SMBCSI a mutually agreed-upon fee.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure that an active public trading market for the notes will develop or be maintained or liquid. If an active public trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

        We expect to deliver the notes against payment for the notes on or about August 16, 2010, the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on or before August 10, 2010 will be required to specify alternative settlement arrangements to prevent a failed settlement.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area ("EEA") which has implemented the Prospectus Directive, as defined below (each, a "Relevant Member State"), an offer of notes to the public may not be made in that Relevant Member State, except that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, an offer of notes to the public may only be made in that Relevant Member State:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior written consent of the representatives; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

        For the purposes of this provision, the expression "an offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each purchaser of the notes described in this prospectus supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed to and with us and each underwriter that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

        The applicable provisions of the United Kingdom's Financial Services and Markets Act 2000 (the "FSMA") must be complied with in respect of anything done in relation to the notes in, from or otherwise involving the United Kingdom.

        The communication of this prospectus supplement and any other documents or materials relating to the notes is not being made, and this prospectus supplement and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the FSMA. Accordingly, this prospectus supplement and such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.

        Without limitation to the other restrictions referred to herein, this prospectus supplement and such documents and/or materials are directed only at persons located or resident outside the United Kingdom or, if located or resident in the United Kingdom, to (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) of the Order or

(iii) any other persons to whom this prospectus supplement and such other documents or materials may otherwise lawfully be communicated in accordance with the Order. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (i) to (iii) above) should not rely or act upon this communication.

Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold to persons in Hong Kong by means of any document other than (i) to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (iii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iv) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The notes offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "Financial Instruments and Exchange Law"). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity incorporated or organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) otherwise in compliance with the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

  •
  to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer under Section 275(1A) of the SFA (an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets), and in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

LEGAL MATTERS

        The validity of the notes and the federal income tax consequences of an investment in the notes have been passed upon for us by Baker & Daniels LLP, Indianapolis, Indiana. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters in this offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Simon Property Group, L.P. included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 12, 2010, and the effectiveness of Simon Property Group, L.P.'s internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference herein. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

EXHIBIT A

Covenants and Other Terms From Prior Issues

        The following covenants, related definitions, provisions for modification and events of default will apply to the notes for so long as any debt securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

        The Indenture, as supplemented, contains various covenants, including the following:

        Limitations on Incurrence of Debt.    We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of that Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of:

  •
  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Debt; and

  •
  any increase in Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of the additional Debt.

        In addition, we will not, and will not permit any Subsidiary to, incur any additional Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of:

  •
  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Secured Debt; and

  •
  any increase in the Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of the additional Secured Debt.

        In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred would have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

  •
  the Debt and any other Debt incurred by us and our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of that period, had been incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

  •
  the repayment or retirement of any other Debt repaid or retired by us or our Subsidiaries since the first day of the four-quarter period occurred at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;

  •
  any income earned as a result of any assets being placed in service since the end of the four-quarter period had been earned, on an annualized basis, during that period; and

  •
  in the case of any acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of that four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, that the acquisition or disposition and any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments to revenues, expenses and Debt levels with respect to that increase, decrease or other acquisition or disposition being included in that pro forma calculation.

        For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by us or a Subsidiary whenever we or our Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of that Debt.

        Maintenance of Total Unencumbered Assets.    We will at all times maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our outstanding Unsecured Debt.

        Merger, Consolidation or Sale.    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

  •
  either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, and premium or Make-Whole Amount, if any, and any interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

  •
  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions is delivered to the trustee.

        Existence.    Except as described under "—Merger, Consolidation or Sale," above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the debt securities.

        Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

        Insurance.    We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property's then full insurable value (subject to reasonable deductibles determined by us).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

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  all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary's income, profits or property; and

  •
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the "Financial Information") on or prior to the respective dates (the "Required Filing Dates") by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

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  transmit copies of the Financial Information by mail to all holders of debt securities (as their names and addresses appear in the security register) without cost to the holders, and

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  file copies of the Financial Information with the trustee.

        If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request and payment of the reasonable cost of duplication and delivery.

        Definitions.    As used in this "Description of Securities Being Offered" and in the Indenture:

        "Adjusted Total Assets" as of any date means the sum of:

          (1)   the amount determined by multiplying the sum of the shares of common stock of Old Simon Property issued in the IPO and the units of its operating partnership not held by Old Simon Property outstanding on the date of the IPO, by $22.25 (the "IPO Price"),

          (2)   the principal amount of the outstanding consolidated debt of Old Simon Property on the date of the IPO, less any portion applicable to minority interests,

          (3)   the Operating Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO,

          (4)   the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of common stock of Simon Property or Old Simon Property issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture,

          (5)   the value of the DRC Merger computed as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness assumed in the DRC Merger less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures assumed in the DRC Merger at the DRC Merger date, and

          (6)   working capital of the Operating Partnership;

subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership's allocable portion based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures.

        "Annualized EBITDA" means earnings before interest, taxes, depreciation and amortization for all properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with GAAP, adjusted to reflect the assumption that (1) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (2) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition.

        "Annualized EBITDA After Minority Interest" means Annualized EBITDA after distributions to third party joint venture partners.

        "Debt" means any indebtedness of us and our Subsidiaries, on a consolidated basis, less any portion attributable to minority interests, plus our allocable portion, based on our ownership interest, of indebtedness of unconsolidated joint ventures, whether or not contingent, in respect of:

  •
  borrowed money evidenced by bonds, notes, debentures or similar instruments as determined in accordance with GAAP;

  •
  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary, directly or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP;

  •
  reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable; and

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  any lease of property by us, any Subsidiary or any unconsolidated joint venture as lessee which is reflected on our consolidated balance sheet or that joint venture's balance sheet as a capitalized lease in accordance with GAAP;

and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, indebtedness of another person (other than us or any Subsidiary) described in the clauses above (or in the case of an obligation made jointly with another person our allocable portion based on our ownership interest in the related real estate assets).

        "DRC Merger" means the merger of Old Simon Property and DeBartolo Realty Corporation and related transactions consummated on July 9, 1996, pursuant to the Agreement and Plan of Merger between Old Simon Property and DeBartolo Realty Corporation.

        "GAAP" means generally accepted accounting principles, as in effect from time to time and as used in the United States applied on a consistent basis.

        "Intercompany Debt" means Debt to which the only parties are us, Simon Property and any of our and Simon Property's Subsidiaries, but only so long as that Debt is held solely by any of us, Simon Property and any Subsidiary and, provided that, in the case of Debt owed by us to any Subsidiary, the Debt is subordinated in right of payment to the holders of the debt securities.

        "Interest Expense" includes our pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

        "IPO" means the initial public offering of Old Simon Property.

        "Old Simon Property" means SPG Properties, Inc., a Maryland corporation, formerly known as "Simon Property Group, Inc.," which was merged with and into Simon Property effective July 1, 2001.

        "Secured Debt" means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

        "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

        "Unencumbered Annualized EBITDA After Minority Interest" means Annualized EBITDA After Minority Interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

        "Unencumbered Assets" as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest.

        "Unsecured Debt" means our Debt or Debt of any of our Subsidiaries that is not Secured Debt.

        Compliance with the covenants described in this prospectus and with respect to the debt securities generally may not be waived by us, or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities consent to the waiver.

Events of Default, Notice and Waiver

        The term "Event of Default," when used with respect to a series of debt securities and the Indenture, means any one of the following events:

          (1)   default in the payment of any interest on the debt securities of that series when the interest becomes due and payable, and continuance of the default for a period of 30 days;

          (2)   default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any debt security of that series when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

          (3)   default in making a required sinking fund payment on any debt security, if any;

          (4)   default in the performance or breach of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of another series of debt securities issued under the Indenture) and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

          (5)   a default in the payment of an aggregate principal amount exceeding $30 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 10 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture;

          (6)   specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

          (7)   any other Event of Default provided with respect to a particular series of debt securities issued under the Indenture.

        If an Event of Default under the Indenture with respect to the outstanding debt securities of any series at the time occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the debt securities of that series to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders; provided, that in the case of an Event of Default as described in (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by written notice to us and the trustee, rescind and annul the declaration and its consequences if:

  •
  we have deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities of that series, plus specified fees, expenses, disbursement and advances of the trustee; and

  •
  all Events of Default with respect to the debt securities of that series, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities of that series which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

        The Trustee will be required to give notice to the holders of the debt securities of any series within 90 days of the occurrence of a default with respect to such series of debt securities under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the debt securities of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on any debt securities of such series, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the holders; and provided further that in the case of an Event of Default as described in (4) above, the Trustee will not give notice to the holders until at least 90 days after the occurrence thereof.

        The Indenture provides that no holder of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities of that series from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities of that series on the respective due date thereof.

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of debt securities of any series then outstanding under the Indenture, unless such holders have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities not joining therein and the Trustee may take any other action it deems proper not inconsistent with the direction given.

PROSPECTUS

SIMON PROPERTY GROUP, L.P.

Debt Securities

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration or continuous offering process. We may offer the non-convertible investment grade debt securities described in this prospectus in one or more offerings. The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. We may offer the debt securities separately or together, in separate series and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

        We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these debt securities. The specific terms of any debt securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part, in a supplement to this prospectus, in other offering material related to the debt securities or may be set forth in one or more documents incorporated by reference in this prospectus.

        You should read carefully both this prospectus and any prospectus supplement or other offering material before you invest. This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this prospectus is March 9, 2009.

ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any other offering material may also add to, update or change information contained in the prospectus or in documents we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us, our affiliates and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

WHO WE ARE

        Simon Property Group, L.P. owns, develops and manages retail real estate properties, primarily regional malls, Premium Outlet® centers, The Mills® and community/lifestyle shopping centers. We are a majority-owned subsidiary of Simon Property Group, Inc. which has elected to be treated as a real estate investment trust, or REIT, for United States federal income tax purposes. Simon Property's common stock is listed on the New York Stock Exchange under the symbol "SPG."

        The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our 1996 merger with DeBartolo Realty Corporation, our 1998 combination with Corporate Property Investors, Inc., our 2004 acquisition of Chelsea Property Group, Inc. and our 2007 acquisition of a 50% interest in the joint venture that acquired The Mills Corporation, or Mills.

        As of December 31, 2008, we owned or held an interest in 324 income-producing properties in the United States, which consisted of 164 regional malls, 16 additional regional malls acquired in the Mills acquisition, 40 Premium Outlet centers, 16 The Mills, 74 community/lifestyle centers, and 14 other shopping centers or outlet centers in 41 states and Puerto Rico. In addition, we also own interests in four parcels of land in the United States held for future development. Internationally as of December 31, 2008, we had ownership interests in 52 European shopping centers (France, Italy and Poland); seven Premium Outlet centers in Japan; one Premium Outlet center in Mexico; one Premium Outlet center in South Korea; and one shopping center in China. Also, through joint venture arrangements we have ownership interests in the following properties under development internationally: a 24% interest in two shopping centers in Italy, a 40% interest in a Premium Outlet Center in Japan, and a 32.5% interest in three additional shopping centers under construction in China.

        We were formed on November 18, 1993 as a Delaware limited partnership. Simon Property is our sole general partner. Our principal executive offices are located at 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our Internet website address is www.simon.com. The information in our website is not incorporated by reference into this prospectus.

        If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

        In this prospectus, the "Operating Partnership" and the terms "we," "us" and "our" refer to Simon Property Group, L.P. and its subsidiaries. "Simon Property" refers specifically to our sole general partner, Simon Property Group, Inc.

USE OF PROCEEDS

        We expect to use the net proceeds from the sale of debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific offering. Our general corporate purposes may include repaying debt, financing capital commitments and financing future acquisitions. If we decide to use the net proceeds from an offering in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

DESCRIPTION OF SECURITIES BEING OFFERED

        The securities offered by this prospectus will be investment grade debt securities issued under an Indenture dated as of November 26, 1996 (the "Indenture"), among us, The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee, and a former affiliate, as guarantor. The former affiliate was subsequently merged into the Operating Partnership.

        As used in this prospectus, "debt securities" means the debt securities that we issue and that the trustee authenticates under the Indenture. Capitalized terms used but not defined under this prospectus have the meanings given to them in the Indenture.

        We have summarized material terms and provisions of the Indenture below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the Indenture. We have included references to section numbers of the Indenture so that you can easily locate the summarized provisions. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. We have included a copy of the Indenture as an exhibit to our registration statement relating to the debt securities. See "Where You Can Find More Information."

        The debt securities will be "investment grade" securities, meaning at the time of the offering of one or more series of debt securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) has rated such series of debt securities in one of its generic rating categories that signifies investment grade. Typically the four highest rating categories of a rating agency, within which there may be sub-categories or gradations indicating relative standing, signify investment grade. An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity, and should be evaluated independently of any other rating.

        The debt securities will not be convertible into or exchangeable for any capital stock of Simon Property or any equity interest in us.

Terms of the Debt Securities

        The Indenture does not limit the amount of debt securities we may issue under it. We may issue debt securities from time to time, without limit as to aggregate principal amount and in one or more series. The terms of each series of debt securities will be established in a resolution of the board of directors of our general partner or in one or more supplemental indentures. Without the consent of the holders of the debt securities, we may issue multiple series of debt securities with different terms or "reopen" a previous series of debt securities and issue additional debt securities of that series. (Section 301). The terms of the debt securities include those provisions contained in the Indenture, the supplemental indenture relating to a series of debt securities and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

        The prospectus supplement relating to a series of debt securities being offered will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include:

  •
  the title of the debt securities;

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  the aggregate principal amount of the debt securities and whether there is any limit on the aggregate principal amount that we may subsequently issue;

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  the percentage of the principal amount at which the debt securities will be issued;

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  the principal amount payable whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

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  the date or dates on which the principal of the debt securities will be payable, or the manner in which the payment date or dates will be determined;

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  whether the debt securities will bear interest at a fixed or variable rate or not at all and, as applicable:

  •
  the interest rate or the manner in which the interest rate is determined,

  •
  the date or dates from which any interest will accrue, or the method for determining such date or dates,

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  the basis upon which interest shall be calculated if other than a 360-day year of twelve 30-day months,

  •
  the record dates and interest payment dates for the debt securities, or the method(s) of determining such dates, and

  •
  the first interest payment date.

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  the places where payments on the debt securities will be payable and where the debt securities may be surrendered for registration of transfer or exchange;

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  any provision that would obligate or permit us to repurchase, redeem or repay some or all of the debt securities, including any sinking fund requirements;

  •
  the redemption period or periods, redemption price or prices and the terms and conditions upon which the debt securities may be redeemed, if any;

  •
  whether the debt securities are denominated or payable in a foreign currency, units of two or more foreign currencies or a composite currency or currencies, and the related terms, conditions and consequences;

  •
  any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities;

  •
  whether the debt securities will be issued in certificated or book-entry form, and the identity of the depositary for debt securities issued in book-entry form;

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  whether the debt securities will be in registered or bearer form, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

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  the applicability, if any, of the defeasance and covenant defeasance options described under "—Discharge, Defeasance and Covenant Defeasance" and any modifications of these provisions;

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  whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and, if so, whether we have the option to redeem the affected debt securities rather than pay the additional amounts;

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  with respect to any debt securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control),

  •
  the possible effects of such provisions on the market price of the our securities or in deterring certain mergers, tender offers or other takeover attempts, and our intention to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with these provisions,

  •
  whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the debt securities may be effectively subordinated, and

    •
    the existence of any limitation on our financial or legal ability to repurchase such debt securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

  •
  any other material terms of the debt securities.

        You should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to a series of debt securities will describe these considerations, if they apply.

        One or more series of debt securities may provide that if their maturity is accelerated, the amount due and payable will be less then their stated principal amount. These are referred to as "Original Issue Discount Securities". The prospectus supplement relating to any debt securities issued as Original Issue Discount Securities will describe, if material or applicable, the special U.S. Federal income tax consequences, accounting and other special considerations that you should consider before purchasing them.

Denominations, Interest, Registration and Transfer

        We will issue each series of debt securities in fully registered form without coupons and/or in bearer form with or without coupons, as described in the applicable prospectus supplement. The Indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

        Unless the applicable prospectus supplement states otherwise, debt securities issued in fully registered form will be issued in denominations of $1,000 and any integral multiple thereof and debt securities issued in bearer form will be issued in denominations of $5,000 and any integral multiple thereof. Debt securities in global form may be issued in any denomination. (Section 302).

        Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium or interest on any series of debt securities in registered form at the corporate trust office of the trustee, currently located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. At our option, we may pay interest by check, wire transfer or any other means permitted under the terms of the debt securities. Unless the applicable prospectus supplement states otherwise, we will have the option to pay interest by check mailed to the person in whose name the debt securities are registered on the applicable record dates or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002). Payments on global debt securities will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. See "—Global Securities."

        You may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture and the applicable prospectus supplement. You may transfer debt securities in bearer form and the coupons, if any, by delivery. There will be no service charge for any transfer or exchange of debt securities, but we may require payment to cover any tax or other governmental charge related to the transfer or exchange. (Section 305).

        We are not required and the trustee is not required:

  •
  to issue or register the transfer or exchange of any debt security, or portion of a registered debt security, selected for redemption; or

  •
  to issue or register the transfer or exchange of any debt security for a period of 15 days prior to the selection of debt securities to be redeemed; or

  •
  to exchange any debt security issued in bearer form that has been selected for redemption, unless such debt security is being exchanged for a registered debt security of the same series and of like tenor, provided that the registered debt security is simultaneously surrendered for redemption; or

  •
  to issue or register the transfer or exchange of any debt security, in whole or in part, surrendered for repayment at the option of the holder. (Section 305).

Ranking

        The debt securities will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding, and the debt securities will be effectively subordinated to the claims of mortgage lenders holding our secured indebtedness, as to the specific property securing each lender's mortgage and to claims of creditors of our subsidiaries to the extent of the assets of those subsidiaries. (Section 1602). As of December 31, 2008, the total consolidated mortgage debt on our properties was approximately $6.3 billion and our subsidiaries had approximately $875.0 million in total unsecured debt. Subject to specified limitations in the Indenture and as described below under "Covenants," the Indenture permits us to incur additional secured and unsecured indebtedness.

        Except as described below under "Covenants—Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of:

  •
  a highly leveraged or similar transaction involving us or any of our affiliates;

  •
  a change of control; or

  •
  a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities.

        Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its status as a REIT, however, may act to prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control.

No Guarantee by Predecessor Operating Partnership

        The Indenture indicates that a predecessor operating partnership subsidiary of Simon Property that had the same name as us, would guarantee the payment of any securities issued under the Indenture. Effective December 31, 1997, this predecessor operating partnership was merged into us. As a result, we acquired all of the assets and partnership interests it previously owned and its obligations as guarantor under the Indenture were terminated.

Covenants

        The following covenants will apply to the debt securities unless they are amended or supplemented in the supplemental indenture relating to a particular series of debt securities:

        Merger, Consolidation or Sale.    We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

  •
  either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, premium, if any, and any interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

  •
  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions is delivered to the trustee.

  (Section 801 and 803).

        Existence.    Except as described under "—Merger, Consolidation or Sale," above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the debt securities. (Section 1006).

        Maintenance of Properties.    We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business. (Section 1007).

        Insurance.    We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property's then full insurable value (subject to reasonable deductibles determined by us). (Section 1008).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

  •
  all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary's income, profits or property; and

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  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1009).

        Provision of Financial Information.    Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the "Financial Information") on or prior to the respective dates (the "Required Filing Dates") by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

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  transmit copies of the Financial Information by mail to all holders of debt securities (as their names and addresses appear in the security register) without cost to the holders, and

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  file copies of the Financial Information with the trustee.

        If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request. (Section 1010).

        Waiver; Additional Covenants.    Compliance with the covenants described in this prospectus and with respect to the debt securities generally may not be waived by us, or by the trustee, unless the holders of at least a majority in principal amount of all outstanding debt securities consent to the waiver.

        Any additional or different covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

        The covenants in the supplemental indentures for each series of debt securities issued on or after June 7, 2005 (the "Subsequent Debt Securities") include additional covenants than those described above. Nevertheless, the foregoing covenants and related provisions will apply to the Subsequent Debt Securities, and we expect to any future series of debt securities to which the same additional covenants apply, so long as any debt securities issued prior to June 7, 2005 remain outstanding or until the foregoing covenants for such series have been amended.

Modification of the Indenture

        Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities (as defined in the Indenture) affected by the modification or amendment (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

  •
  change the stated maturity of the principal of, or premium, if any, on, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the debt security or reduce the amount of principal of an Original Issue Discount Security (as defined in the Indenture) that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt securities;

  •
  change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the debt securities;

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  impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity of any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is necessary to modify or amend the Indenture, for any waiver with respect to the debt securities, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the holder of each affected outstanding debt security. (Section 902).

        The holders of not less than a majority in principal amount of a series of outstanding debt securities have the right to waive compliance by us with covenants relating to those debt securities in the Indenture. (Section 1013).

        Modifications and amendments of the Indenture may be permitted to be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under the Indenture;

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  to add to our covenants for the benefit of the holders of any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

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  to add Events of Default for the benefit of the holders of any series of debt securities;

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  to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

  •
  to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the outstanding debt securities are not entitled to the benefit of that provision;

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  to secure the debt securities;

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  to establish the form or terms of the debt securities of any series;

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  to provide for the acceptance of appointment under the Indenture by a successor trustee or facilitate the administration of the trust under the Indenture by more than one trustee;

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  to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of holders of debt securities of any series in any material respect; or

  •
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of debt securities, provided that the action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901).

        The Indenture provides that in determining whether the holders of the requisite principal amount of a series of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of those debt securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (2) the principal amount of a debt security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (1) above) of that debt security, (3) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (4) securities owned by the Operating Partnership or any other obligor upon the securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded. (Section 101).

        The Indenture contains provisions of convening meetings of the holders of debt securities of a series issuable, in whole or in part, as bearer securities. (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the Indenture. (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, then with respect to such action (and only such action) the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum. (Section 1504).

        Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of that series and any other series:

  •
  there will be no minimum quorum requirement for the meeting; and

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  the principal amount of the outstanding debt securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

  (Section 1504).

Events of Default, Notice and Waiver

        Unless amended, modified or supplemented in the supplemental indenture relating to a particular series of debt securities, the term "Event of Default," when used in this prospectus and the Indenture means any one of the following events:

  (1)
  default in the payment of any interest upon the debt securities when the interest becomes due and payable, and continuance of the default for a period of 30 days;

  (2)
  default in the payment of the principal of, or premium, if any, on, any debt security when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

  (3)
  default in making a required sinking fund payment, if any;

  (4)
  default in the performance of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued under the Indenture) and continuance of the default for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the debt securities, a written notice specifying the default and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Indenture;

  (5)
  a default in the payment of an aggregate principal amount exceeding $30 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 10 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a "Notice of Default" under the Indenture;

  (6)
  specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

  (7)
  any other Event of Default provided with respect to a particular series of debt securities issued under the Indenture.

  (Section 501).

        If an Event of Default under the Indenture with respect to the debt securities at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the debt securities to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders; provided, that in the case of an Event of Default described in clause (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities may, by written notice to us and the trustee, rescind and annul the declaration and its consequences if:

  •
  we have deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities, plus specified fees, expenses, disbursement and advances of the trustee; and

  •
  all Events of Default with respect to the debt securities, other than the non-payment of principal of, or Make-Whole Amount, if any, or interest on the debt securities which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

  (Section 502).

        The holders of not less than a majority in principal amount of the debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

  •
  in the payment of the principal of, or premium, if any, or interest payable on any debt security of that series; or

  •
  in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each debt security of the affected series.

  (Section 513).

        The trustee will be required to give notice to the holders of the debt securities within 90 days of the occurrence of a default under the Indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities, if and so long as specified responsible officers of the trustee determine in good faith that the withholding of the notice is in the interest of the holders. (Section 601).

        The Indenture provides that no holder of debt securities may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities on the due date thereof. (Sections 507 and 508).

        Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of debt securities then outstanding under the Indenture, unless the holders have offered to the trustee reasonable security or indemnity. (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities not joining therein and the trustee may take any other action it deems proper and not inconsistent with the direction given. (Section 512).

        Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof. (Section 1011).

        The events of default and related provisions that apply to each series of Subsequent Debt Securities are different than those described above. Nevertheless, the foregoing events of default and related provisions will apply to the Subsequent Debt Securities, and we expect to any future series of debt securities to which the above events of default apply, so long as any debt securities issued prior to June 7, 2005 remain outstanding or until the foregoing events of default and related provisions for such series have been amended.

Discharge, Defeasance and Covenant Defeasance

        We are permitted under the Indenture to discharge specific obligations to the holders of the debt securities that have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee, in trust, funds in the currency in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal, and premium or Make-Whole Amount, if any, and interest to the date of the deposit, if the debt securities have become due and payable, or to the stated Maturity Date or redemption date, as the case may be. (Section 401).

        The Indenture also provides that we may elect either:

  •
  to defease and be discharged from any and all obligations with respect to the debt securities other than the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust ("defeasance"); or

  •
  to be released from our obligations with respect to the debt securities and any other covenant, and any omission to comply with these obligations shall not constitute an Event of Default with respect to the debt securities ("covenant defeasance");

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which the debt securities are payable at stated maturity, or Government Obligations, or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities on the scheduled due dates therefor. (Sections 1402 and 1404). If either of these options are available to us with respect to a specific series of debt securities, we will indicate it in the prospectus supplement relating to that series of debt securities. Unless the prospectus supplement relating to that series of debt securities provides otherwise, the terms of the defeasance option and the covenant defeasance option will be as described in this section.

        A trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. (Section 1404).

  "Government Obligations" means securities that are:

  •
  direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

  •
  obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

        Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to any series of debt securities:

  •
  the holder of a debt security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or

  •
  a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into a currency, currency unit or composite currency in which that debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate.

  (Section 1405).

        "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit (or composite currency) other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

        If we effect covenant defeasance with respect to any debt securities and these debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (4) under "—Events of Default, Notice and Waiver" with respect to Sections 1006 to 1010, inclusive, of the Indenture, which sections would no longer be applicable to the debt securities as a result of the covenant defeasance, or described in clause (7) under "—Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

        The applicable prospectus supplement may describe further the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above with respect to the debt securities of a particular series.

Concerning the Trustee

        The Indenture provides that there may be more than one trustee with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will administer separate trusts under the Indenture, and, except as otherwise indicated by the Indenture, any action to be taken by a trustee with respect to one or more series of debt securities may be taken only by the trustee for that series. (Section 609).

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of global securities will be described in the applicable prospectus supplement relating to that series.

Governing Law

        The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the debt securities will be as well.

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement, the validity of each issue of the debt securities offered and certain federal income tax matters will be passed upon for us by Baker & Daniels LLP, Indianapolis, Indiana.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Simon Property Group, L.P. included in its Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Simon Property Group, L.P.'s internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Pursuant to our partnership agreement and the charter and bylaws of Simon Property, we will indemnify any of our officers or directors who is made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was an officer or director to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties incidental to the ownership and operation of commercial real estate include, but are not limited to: national, international, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks associated with acquisitions, the impact of terrorist activities, environmental liabilities, maintenance of REIT status, the availability of financing, changes in market rates of interest, and exchange rates for foreign currencies. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors" in our Annual Report on Form 10-K and other periodic reports, that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

 INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

        Our Exchange Act filing number is 333-11491.

        The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2008 and any future filings we make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act (other than, in each case, documents and information deemed to have been furnished and not filed in accordance with SEC rules) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the document), call or write us at the following address: Simon Property Group, 225 West Washington Street, Indianapolis, Indiana 46204, Attention: Investor Relations (317) 685-7330.

$900,000,000

Simon Property Group, L.P.

4.375% Notes due 2021

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Credit Suisse
Deutsche Bank Securities
J.P. Morgan
BBVA Securities
Daiwa Capital Markets
Mitsubishi UFJ Securities
PNC Capital Markets LLC
SunTrust Robinson Humphrey
US Bancorp

August 9, 2010